Exhibit 99.1

PennantPark Floating Rate Capital Ltd. and MCG Capital Corporation Announce

Closing of Merger

NEW YORK, NY and ARLINGTON, VA – August 18, 2015 – PennantPark Floating Rate Capital Ltd. (NASDAQ: PFLT) and MCG Capital Corporation (NASDAQ: MCGC) announced today that the merger pursuant to the merger agreement dated April 28, 2015 among MCG, PFLT, two of PFLT’s wholly-owned subsidiaries and PFLT’s investment adviser, has closed.

In accordance with the terms of the merger agreement, at the time of the merger, each outstanding share of MCGC common stock (including shares of restricted stock) was converted into the right to receive (i) 0.32044 shares of PFLT’s common stock (with MCGC stockholders receiving cash in lieu of fractional shares of PFLT common stock), and (ii) $0.30595 per share in cash. As a result of the merger, PFLT is expected to issue an aggregate of approximately 11.8 million shares of its common stock to former MCGC stockholders, and PennantPark Investment Advisers, LLC, the investment adviser to PFLT, is expected to make an aggregate cash payment of approximately $11.3 million to former MCGC stockholders.

Arthur Penn, Chief Executive Officer of PFLT, said “Through our acquisition of MCGC we have successfully created a larger middle-market senior floating rate capital provider with greater market coverage, access to capital, scale and diversification. We look forward to prudently deploying the capital acquired in this transaction and to building upon our diversified portfolio composition to consistently deliver value for our stockholders regardless of the economic cycle.”

Richard W. Neu, Chairman of the MCGC Board of Directors, said “We are pleased that our mutually beneficial combination with PFLT has now closed. We believe that PFLT is an ideal partner for MCGC stockholders and we wish Art Penn and his team all the best. We are also deeply grateful to Keith Kennedy for the tremendous leadership and execution provided since he assumed the role of CEO in April of 2014 and for the tireless efforts provided by Keith and the whole MCGC team.”

Keefe, Bruyette & Woods, Inc. and SunTrust Robinson Humphrey, Inc. served as financial advisers to PFLT. Dechert LLP and Venable LLP served as legal counsel to PFLT. Morgan Stanley served as financial adviser to MCGC. Wachtell, Lipton, Rosen & Katz served as legal counsel to MCGC and Sutherland Asbill & Brennan LLP served as legal counsel to MCGC with respect to the Investment Company Act of 1940.

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market private companies in the form of floating rate senior secured loans. From time to time, the Company may also invest in mezzanine debt and equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

CONTACT:

Aviv Efrat

PennantPark Floating Rate Capital Ltd.

(212) 905-1000

www.pennantpark.com

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